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                                   EXHIBIT 21

                             LISTING OF SUBSIDIARIES

         There are five active subsidiaries of the Company:


                                                                                          Name Under which
      Name of Subsidiary             Jurisdiction of Incorporation                    Subsidiary Does Business
Bontex S.A.                                     Belgium                                           Same
Bontex Italia S.r.l.                            Italy                                             Same
Bontex, Inc.                                    Virginia                                          Same
Bontex de Mexico                                Mexico                                            Same
GB Bontex Hong Kong Limited                     Hong Kong                                         Same
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